Exhibit 15
FORM OF VOTING AGREEMENT
          VOTING AGREEMENT, dated as of January 11, 2009 (this “Agreement”), among Magic Lamp Corp., a Delaware corporation (“Parent”), Jasmine Merger Corp Ltd, an Israeli company and a wholly owned subsidiary of Parent (“Merger Sub”), and the undersigned shareholder of Aladdin Knowledge Systems Ltd. (the “Company”) (the “Shareholder”).
          WHEREAS, the Shareholder owns of record and beneficially the number of ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”), of the Company as set forth opposite such Shareholder’s name on Exhibit A hereto (all such Ordinary Shares and any Ordinary Shares of which ownership of record or the power to vote is hereafter acquired by the Shareholder prior to the termination of this Agreement being referred to herein as the “Shares”); and
          WHEREAS, Parent, Merger Sub and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the “Merger Agreement”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), a draft of which has been made available to the Shareholder, which provides, upon the terms and subject to the conditions thereof, for the merger of Merger Sub with and into the Company (the “Merger”);
          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the Shareholder hereby agrees as follows:
          1.   Representations of the Shareholder. The Shareholder represents and warrants to the Parent that:
          (a) As of the date hereof, such Shareholder owns of record and beneficially (as such term is defined in Rule 13d-3 of the Exchange Act) and has good, valid and marketable title to, free and clear of any Lien, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than pursuant to this Agreement, and has the sole power to vote and full right, power and authority to sell, transfer and deliver, the number of Shares as set forth opposite such Shareholder’s name on Exhibit A hereto and, except for this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Shareholder is a party relating to the pledge, disposition or voting of any share capital of the Company and there are no voting trusts or voting agreements with respect to such Shares.
          (b) As of the date hereof, such Shareholder does not beneficially own any Shares other than the Shares set forth on Exhibit A and does not have any options, warrants or other rights to acquire any additional share capital of the Company or any security exercisable for or convertible or exchangeable into share capital of the Company.
          (c) The Shareholder has full power and authority and has taken all actions necessary to enter into, execute and deliver this Agreement and to perform fully the Shareholder’s obligations hereunder.

          (d) This Agreement has been duly executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms.
          (e) Other than filings under the Exchange Act and other than such as, if not made, obtained or given, would not reasonably be expected to prevent or materially delay the performance by such Shareholder of any of its obligations under this Agreement, no notices, reports or other filings are required to be made by such Shareholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Shareholder from, any Governmental Entity or any other Person or entity, in connection with the execution and delivery of this Agreement by the Shareholder.
          (f) The execution, delivery and performance of this Agreement by such Shareholder does not, and the consummation by such Shareholder of the transactions contemplated hereby will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of or the passage of time of both) under any contract, agreement, arrangement or commitment to which such Shareholder is a party or which is binding on it, him or her or its, his or her assets and will not result in the creation of any Lien on any of the assets or properties of such Shareholder (other than the Shares), except for such violations, breaches, defaults, terminations, cancellations, modifications, accelerations or Liens as would not reasonably be expected to prevent or materially delay the performance by such Shareholder of any of its obligations under this Agreement.
          2.   Grant of Proxy. The Shareholder, by this Agreement, with respect to his, her or its Shares, hereby grants an irrevocable proxy to Parent (and agrees to execute such documents or certificates evidencing such proxy as Parent may reasonably request) to vote, at any meeting of the shareholders of the Company, and in any action by written consent of the shareholders of the Company, all of its Shares (i) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and all other transactions contemplated by the Merger Agreement and this Agreement, (ii) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Acquisition Proposal) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that could result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the shareholders of the Company. The Shareholder further agrees to cause its Shares to be voted in accordance with the foregoing. THIS PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Shareholder acknowledges receipt and review of a copy of the Merger Agreement.
          3.   Transfer of Shares. The Shareholder agrees that he, she or it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares or (d) take any action that would make any representation or warranty of the Shareholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Shareholder from performing his, her or its obligations hereunder.
          4.   No Solicitation of Transactions. The Shareholder shall not, directly or indirectly, through any Representative or otherwise, take any action prohibited by Section 7.2 of the Merger Agreement.
          5.   Information for Proxy Statement; Disclosure. The Shareholder represents and warrants to Parent and Merger Sub that none of the information relating to such Shareholder and his, her or its affiliates provided by or on behalf of such Shareholder or his, her or its affiliates for inclusion in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, the ISA and the TASE or is first published, sent or given to shareholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Shareholder authorizes and agrees to permit Parent and Merger Sub to publish and disclose in the Proxy Statement and related filings under the securities laws such Shareholder’s identity and ownership of Shares and the nature of his, her or its commitments, arrangements and understandings under this Agreement and any other information required by applicable law.
          6.   Shareholder Capacity. If the Shareholder is an officer or director of the Company, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions taken by the Shareholder in his or her capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations of such office (including the performance of obligations required by the fiduciary obligations of such Shareholder acting solely in his capacity as an officer or director).
          7.   Termination. The obligations of the Shareholder under this Agreement shall terminate upon the earliest of (i) the Effective Time and (ii) the termination of the Merger Agreement pursuant to its terms. Nothing in this Section 6 shall relieve any party of liability for any breach of this Agreement.
          8.   Miscellaneous.
          (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.
          (b) Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile to the respective parties at their addresses as specified on the signature page(s) of this Agreement or to such other addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile; or on the next business day after deposit with an overnight courier, if sent by an overnight courier.
          (c) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
          (d) This Agreement and the Merger Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.
          (e) This Agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this Agreement is void. The foregoing notwithstanding, each of Parent and Merger Sub may assign its rights and interests (i) to any of its Affiliates of any Affiliates of Parent’s majority stockholder or (ii) without the Company’s consent, for collateral security purposes, to any lender providing financing to Parent’s majority stockholder, Parent, Merger Sub or any of their Affiliates; provided, however, in each case of clauses (i) and (ii), (A) any such assignment shall not relieve Parent or Merger Sub, as the case may be, of their respective obligations hereunder, and (B) that Parent or Merger Sub, as the case may be, shall provide written notice to the Shareholder informing such Shareholder of the identity of the assignee as a condition for the effectiveness of such assignment.
          (f) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          (g) The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.
          (h) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE

WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          (i) Each of the parties hereto hereby irrevocably submits to the personal jurisdiction of the Delaware Court of Chancery or, if subject matter jurisdiction in the such court is not available, in the United States District Court for the District of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and each of the parties hereto irrevocably agrees that all claims with respect to such action or proceeding shall be heard and determined in such court. Each of the parties hereby consents to and grants any such court jurisdiction over the person of such party and, to the extent permitted by law, over the subject matter of such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8(b) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
          (j) This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
          (k) From time to time, at the request of Parent, in the case of the Shareholder, or at the request of the Shareholder, in the case of Parent and Merger Sub, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MAGIC LAMP CORP.

Name:
Title:
Address:

JASMINE MERGER CORP LTD

Name:
Title:
Address:

SHAREHOLDER

Name:
Address:

EXHIBIT A
OWNERSHIP OF SHARES

Number of Shares Owned
Name of Shareholder	Beneficially and of Record